FOURTH ADDENDUM TO LEASE AGREEMENT

Between

REED ROAD INDUSTRIAL PARK LLC #1, LANDLORD

And

OCEAN POWER TECHNOLOGIES, INC., TENANT

1. This Fourth Addendum to Lease Agreement (***"Fourth Addendum"***) is executed January 13, 2015 and specifically and expressly is incorporated into the Lease Agreement, dated August 30, 2005, Addendum to Lease Agreement, dated January 27, 2006, Second Addendum to Lease Agreement executed effective June 1, 2008, and Third Addendum to Lease Agreement, dated March 11, 2013. (The Lease Agreement, Addendum to Lease Agreement, Second Addendum to Lease Agreement, Third Addendum to Lease Agreement and this Fourth Addendum shall collectively be referred to hereinafter as the ***"Lease"***). In the event of any inconsistency or discrepancy, the terms, covenants, conditions and provisions of this Fourth Addendum shall supersede and prevail over the other enumerated documents.

2. Landlord and Tenant acknowledge and agree that the Demised Premises consists of 11,528 square feet of office space and 10,707 square feet of warehouse space (collectively the ***"Demised Premises"***).

3. Landlord and Tenant acknowledge and agree that the Term of the Lease shall be extended for an additional period of thirty-two (32) months (***"Second Renewal Term"***) and shall commence May 1, 2015 (***"Second Renewal Term Commencement Date"***) and shall terminate December 31, 2017 (***"Second Renewal Term Termination Date"***).

4. Commencing with the Second Renewal Term Commencement Date, the Annual Rental and Additional Rental shall be as follows:

ANNUAL RENTAL

$164,316.70 ($13,693.06 per month).

ADDITIONAL RENTAL

22,235 square feet presently @ $3.60 per square foot = $80,046.00 ($6,670.50 per month).

(This amount is subject to annual increases based upon actual triple net costs, defined in the Lease as Additional Rental)

Total Monthly Payment of Annual Rental and Additional Rental = $20,363.56

5. Concurrent with the Tenant's execution of the within Fourth Addendum, Tenant shall deliver to Landlord, in good readily available funds, the sum of $81,454.24 representing four (4) months Annual Rental and Additional Rental (the latter as presently estimated). These funds shall be applied to Tenant's last four (4) months of Annual Rental and Additional Rental due under the Lease. However, if Tenant is in default of the Lease, these funds shall be applied earlier and first to any arrearages and other sums due for Annual Rental or Additional Rental.

6. ***Option to Renew***.

A. Upon the expiration of the Second Renewal Term reserved herein, Tenant shall have the right to renew the Lease for an additional term of three (3) years, (referred to herein as the ***"Third Renewal Term"***). Tenant's right to renew the Lease for the period referred to above shall be subject to:

(i) Tenant being in actual occupancy of the Demised Premises; and

(ii) The Lease then being in full force and effect and Tenant not being in default thereunder both when such option to renew may be exercised and at the commencement date of the option period; and

(iii) Tenant is current in payment of all monetary obligations under the Lease constituting Annual Rental and Additional Rental; and

(iv) Tenant providing Landlord with prior written notice of its exercise of such option. The requisite written notice to be furnished by Tenant to Landlord shall be delivered to Landlord not later than nine (9) months prior to the Second Renewal Term Termination Date, time specifically and expressly hereby being made of the essence for such notice. Upon proper exercise by Tenant of its right to the Third Renewal Term, the Term of the Lease shall be deemed extended to include said Third Renewal Term subject to the provisions of the Lease, except that (a) there shall be no further option to renew; (b) there shall be no Rental abatement; (c) there shall be no tenant improvements performed by Landlord nor allowances; and (d) during the Third Renewal Term, the Annual Rental shall be adjusted as set forth below; and

(v) Tenant's failure to comply with all of the foregoing shall render said option to renew, at Landlord's sole and absolute discretion, null and void.

B. The Annual Rental for the Third Renewal Term shall be equal to and based upon the fair market rental value for the Demised Premises as based upon space and facilities of similar or like character then available or leased in Pennington/Hopewell, New Jersey but not less than $12.50 per square foot for the office space and $6.00 per square foot for the warehouse space. In fixing said market value at the time of commencement of the Third Renewal Term, no credit shall be allowed to Tenant for any amounts theretofore expended by Tenant for leasehold improvements, alterations or changes in the Demised Premises pursuant

to the provisions of the Lease. Following the election made by Tenant to exercise the Third Renewal Term, Landlord and Tenant shall endeavor to agree upon the appropriate fair market rental value and basis which shall constitute the Annual Rental. Failing such agreement on or before six (6) months prior to the commencement of the Third Renewal Term, then the matter shall be submitted for determination by arbitration in accordance with the Rules of the American Arbitration Association. In the event the Annual Rental payable during the Third Renewal Term has not been determined prior to the date the Third Renewal Term commences, then Tenant shall pay Annual Rental in effect for the Second Renewal Term plus ~~fifth~~ Fifty (50%) percent. Once the Annual Rental has been determined, such Rental shall be payable as of the date such Third Renewal Term commenced. Tenant shall continue to pay Additional Rental during such Third Renewal Term as provided in the Lease.

C. All conditions and provisions in the Lease applicable to Annual Rental shall likewise be applicable to the Annual Rental as hereby increased during the Third Renewal Term.

7. Tenant acknowledges and agrees that it shall be solely responsible for the cost of repairing the siding and door, which repairs shall be performed by Landlord. Landlord shall present Tenant with a reasonable construction cost estimate and Landlord shall perform necessary construction. Providing Tenant is not in default of any provision of the Lease, said costs shall be deducted from Tenant's Security Deposit at Lease Expiration.

8. Tenant represents that it is desirous of hiring Landlord to perform improvements to the Demised Premises. Tenant shall provide Landlord with a list of improvements from

which Landlord shall prepare a cost estimate. Tenant shall pay to Landlord fifty (50%) percent of the cost of such improvements prior to Landlord commencing work. The remaining fifty (50%) percent shall be payable by Tenant to Landlord upon completion of the improvements.

9. All remaining terms, covenants, conditions and provisions of the Lease and Schedules shall remain in full force and effect.

10. ***THE SUBMISSION BY LANDLORD TO TENANT OF THIS FOURTH ADDENDUM TO LEASE AGREEMENT SHALL HAVE NO BINDING FORCE OR EFFECT NOR CONFER ANY RIGHTS OR IMPOSE ANY OBLIGATIONS UPON EITHER PARTY UNTIL THE EXECUTION THEREOF BY LANDLORD AND TENANT AND THE DELIVERY OF AN EXECUTED ORIGINAL COPY THEREOF TO TENANT.***

WITNESS/ATTEST:	***REED ROAD INDUSTRIAL PARK LLC #1,*** ***Landlord***
______________________	***By:*** John Lovero Jr ***John Lovero, Jr., Managing Member***
	OCEAN POWER TECHNOLOGIES, INC. ***Tenant***
MARK FEATHERSTONE ***Name:*** ***Title:*** CFO	***By:*** [signature] ***Name:*** ***Title:***

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